EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 2, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in accounting for noncontrolling interests discussed in Note 1, as to which the date is August 14, 2009 relating to the consolidated financial statements, which appears in Southern California Edison Company’s Current Report on Form 8-K dated August 14, 2009. We also consent to the incorporation by reference of our report dated March 2, 2009 relating to the financial statement schedule, which appears in Southern California Edison Company’s Annual Report on Form 10-K for the year ended December 31, 2008. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California

August 14, 2009